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                                                                     Exhibit 2.6

                                 LOAN AGREEMENT

BETWEEN:

                          THOMSON KERNAGHAN & CO. LTD.
                                                                 ("the "Lender")

                                     - and -

                                    JAWZ INC.

                                                      ("JAWZ" or the "Borrower")


         WHEREAS the Lender has granted loans totalling $4,195,000 (the "Unsecured Loan"), including placement fees of $95,000, to the Borrower, on certain terms and conditions;

         AND WHEREAS the Borrower has provided to the Lender promissory notes as follows as evidence of the loans granted to date as follows:

         (a)      December 13, 2000    -     $1,000,000;
         (b)      January 26, 2001     -     $1,000,000;
         (c)      February 14, 2001    -     $  400,000;
         (d)      February 27, 2001    -     $  945,000; and
         (e)      March 15, 2001       -     $  850,000.

         AND WHEREAS the Lender granted the loan on March 15, 2001, in the amount of $850,000 with the additional condition that a loan agreement be prepared by the borrower consolidating and securing all of the loans outstanding;

         AND WHEREAS the Borrower is now seeking debt financing from a number of sources, including the Lender, to a cumulative total of $7.5 million plus placement fees (the "Debt Pool"), that collectively will be secured by a first charge over the assets of the Borrower;

         AND WHEREAS the parties intend to convert the Unsecured Loan to a secured loan which forms a part of the Debt Pool;

         NOW THEREFORE THIS AGREEMENT WITNESSETH IN CONSIDERATION OF THE MUTUAL COVENANTS HEREIN CONTAINED AND IN ACCORDANCE WITH THE TERMS OF THE PROMISSORY NOTE GRANTED ON MARCH 15, 2001, IT IS AGREED THAT:

         ARTICLE 1 - DEFINITIONS

1.01     In this Agreement:

         (a) "Event of Default" means any of those events of default described in section 7.01;

         (b) "Indebtedness" means all amounts from time to time owing on the Loan referred to in Article II of this Agreement, together with all interest and other fees on or in respect of all such loan, advances, deemed advances and fees (if not paid when due), and all costs, charges and expenses of or incurred by the Lender in connection with any security taken or which may be taken by the Lender, and any renewals of and substitutions for such security. In addition, but without restricting the generality of the foregoing, "Indebtedness" shall also include legal fees and disbursements incurred by the Lender, on a solicitor and his or her own client basis in connection any actions which may be taken by the Lender to collect any monies constituting part of the Indebtedness, including without limitation, protecting, preserving, realizing or collection on any Securities or property or attempting so to do or otherwise;


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         (c) "Loan" means the loan amount advanced by the Lender to the Borrower pursuant to the loan described in section 2.01 of this Agreement; and

         (d) "Securities" means the securities described in section 3.01 of this Agreement.

1.02 Without restricting the generality of the foregoing, the definition of Indebtedness shall apply even if all loans, advances, deemed advances, outlays and interest exceed the total of the amounts referred to in Article II of this Agreement.

         ARTICLE II - LOANS

2.01 The Lender has previously advanced $4,100,000 million and agrees to assist in the placement of further amounts to a total of $3,400,000 to the Borrower. The Borrower hereby agrees to repay such amounts to Lender together with interest upon the terms and subject to the conditions set forth in this Agreement.

2.02     Each Loan shall be evidenced by a promissory note.

2.03 Notwithstanding any other provision of this Agreement, the Lender shall not be obligated to make any further advance or readvance to the Borrower or to extend the time for payment of monies owing by the Borrower to the Lender from time to time.

2.04 The Lender shall have the right to determine, at its sole discretion, whether monies paid by or on behalf of the Borrower pursuant to this Agreement or the Securities are to be applied against the principal sum, a particular portion of the principal sum, against other portions of the Indebtedness or any combination of such principal or other portions of the Indebtedness.

2.05 Interest shall accrue on the Indebtedness at a rate equal to 8% per annum. Interest shall be calculated monthly but shall not be payable until the Due Date as defined in Article 4.01.

         ARTICLE III - SECURITY

3.01 In order to secure the obligation of the Borrower to pay the Indebtedness to the Lender, the Borrower shall execute and deliver or cause to be executed and delivered to the Lender the following documents:

         (a)      A promissory note;

         (b)      A General Security Agreement; and

         (c) Any additional security and further documents that the Lender may reasonably require from time to time, in order to ensure the validity and enforceability and to give full effect or to perfect this Agreement including but not restricted to promissory notes in such form as the Lender may reasonably require and any additional security.

3.02 The Lender acknowledges that the Borrower is making available a first charge over the assets of the Borrower to the Lender and other third party lenders who will collectively make up the Debt Pool. The Lender agrees to postpone and share in a proportion equal to the Indebtedness divided by the amount of the Debt Pool outstanding from time to time, such interest that it may be granted in the Securities to the extent that the Lender obtains further debt financing to the maximum of the Debt Pool.

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         ARTICLE IV - PAYMENT

4.01 Notwithstanding anything contained in this Agreement or the Securities, the Indebtedness shall be immediately due and payable by the Borrower to the Lender and the Securities shall become immediately enforceable on July 27, 2001 (the "Due Date").

4.02 Subject to the terms of this Agreement without restricting the Lender's right to at any time or for any reason make demand, the Indebtedness shall, at the option of the Lender, become immediately due and payable and the Security shall become enforceable upon the occurrence of any of the Events of Default as set forth in section 6.01 of this Agreement.

         ARTICLE V - POSITIVE COVENANTS

5.01 The Borrower covenants and agrees with the Lender that, so long as any portion of the Indebtedness remains outstanding, the Borrower shall:

         (a) Subject to the terms of this Agreement, repay any portion of the Loan to the Lender on or before the Due Date together with interest thereon;

         (b) Pay to the Lender immediately upon demand any and all charges, expenses and costs, including legal fees on a solicitor and his or her own client basis incurred by the Lender in enforcing the Securities or this Agreement, in connection with the collection of monies under this Agreement or the Securities and in connection with any other matter or thing related to this Agreement;

         (c) Observe all covenants, agreements, terms and conditions of this Agreement and the Securities; and

         (d) Grant to the Lender additional security documents or amending document which the Lender may require in order to secure its rights.

         ARTICLE VI - EVENTS OF DEFAULT

6.01 An Event of Default shall be deemed to have occurred upon the occurrence of any of the following events:

         (a) the Borrower fails to pay to the Lender or any third party lender forming part of the Debt Pool when due any portion of the Indebtedness;

         (b) the Borrower fails to perform or observe the covenants and agreements set forth in this Agreement and in the Securities or the covenants and agreements set forth in any loan agreement or security documentation with any third party lender forming part of the Debt Pool; or

         (c) the Borrower becomes insolvent or makes a general assignment for the benefit of its creditors or otherwise acknowledges insolvency or if a bankruptcy petition or receiving order is filed or made against the Borrower.

         ARTICLE VII - REMEDIES

7.01 Upon the occurrence of an Event of Default, the Lender shall have no further obligations to the Borrower pursuant to this Agreement and the Lender shall have all rights, remedies and powers available to it at law or in equity, including but not restricted to the Lender's rights, remedies and powers under this Agreement or the Securities.


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7.02     The remedies, rights and powers of the Lender are cumulative and not alternative and are not in substitution for any other remedies, rights or powers of the Lender.

7.03 Subject to the laws relating to the limitation of actions, no exercise of or failure to exercise any remedies, rights or powers of the Lender in this Agreement or the Securities and no delay or omission in such exercise shall exhaust such remedies, rights or powers or be construed as a waiver of any of them.

         ARTICLE VIII - WAIVER

8.01 No term or provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

8.02 Failure by any party to this Agreement to insist in any one or more instances upon the strict performance of any one of the covenants contained in this Agreement shall not be construed as a waiver or relinquishment of such covenant. No waiver by any party to this Agreement of any such covenant shall be deemed to have been made unless expressed in writing and signed by the waiving party.

         ARTICLE IX - TERMINATION

9.01 This Agreement shall continue in full force and effect until such time as the Indebtedness has been repaid in full.

         ARTICLE X - SEVERANCE

10.01 Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         ARTICLE XI - INTERPRETATION

11.01 This Agreement shall be construed in accordance with the laws of the Province of Alberta, Canada.

11.02 This Agreement and the Securities constitute the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersede all prior agreements and collateral agreements, whether oral or written, with respect to the subject matter of this Agreement. Where any provision in this Agreement is inconsistent with the provisions in the Securities then this Agreement shall prevail.

11.03 Any reference in this Agreement to dollars shall be to United States of America dollars.

11.04 This Loan Agreement shall not be assigned without the prior consent of all parties to this Agreement.

         ARTICLE XII - ENUREMENT

12.01 This Agreement shall enure to the benefit of and be binding upon the parties to this Agreement and their heirs, executors, administrators, successors and permitted assigns.


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         IN WITNESS WHEREOF this Agreement has been duly executed by each Lender and the Borrower effective this 29th day of March, 2001.

THOMSON KERNAGHAN & CO. LTD.              JAWZ INC.


By:_________________________              By:__________________________________